UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒                        Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GenMark Diagnostics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2012

The Annual Meeting of Stockholders of GenMark Diagnostics, Inc. (the “Company”) will be held on June 6, 2012, at 1:00 p.m. local time at GenMark Diagnostics’ corporate offices located at 5964 La Place Court, Carlsbad, California 92008 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect Kevin C. O’Boyle and Hany Massarany as Class II directors to hold office for a term of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on April 18, 2012 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher Gleeson Chairman of the Board

Carlsbad, California

April 25, 2012

YOUR VOTE IS IMPORTANT!

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS (THE “NOTICE” ) YOU RECEIVED IN THE MAIL, THE QUESTION “HOW DO I VOTE?”, OR, IF YOU REQUESTED PRINTED PROXY MATERIALS, YOUR ENCLOSED PROXY CARD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.

GenMark Diagnostics, Inc.

5964 La Place Court

Carlsbad, CA 92009

(760) 448-4300

PROXY STATEMENT

********************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2012

This Proxy Statement and the Company’s Fiscal Year 2011 Annual Report are both available at www.amstock.com/ProxyServices/View Material.asp?CoNumber=40030

-i-

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2012

GENERAL

GenMark Diagnostics, Inc. (the “Company”) made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on June 6, 2012, at 1:00 p.m. local time, at GenMark Diagnostics’ corporate offices located at 5964 La Place Court, Carlsbad, California 92008, and at any adjournments or postponements thereof (the “Annual Meeting”). These Notices were mailed to stockholders on or about April 25, 2012.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the follow purposes: (i) to elect Kevin C. O’Boyle and Hany Massarany as Class II directors to hold office for a term of three years; (ii) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; (iii) to approve, on an advisory basis, the compensation of the Company’s named executive officers, and (iv) to transact such other business that may properly come before the Annual Meeting.

2.	Who is soliciting the proxies?

The proxies for the Annual Meeting are being solicited by the Board.

3.	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the internet, which include this proxy statement and the accompanying Notice, Proxy Card and Annual Report for fiscal year 2011. The Annual Report is not incorporated into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials. Because you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. The Notice, which was mailed to most of our stockholders, instructs you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

4.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet. From our internet site you can instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

5.	Who is entitled to vote?

Only holders of record of outstanding shares of the Company’s common stock at the close of business on April 18, 2012, are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 18, 2012, there were 21,134,078 outstanding shares of common stock. Each share of common stock is entitled to one vote.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting at 5964 La Place Court, Carlsbad, California 92008, Monday through Friday between the hours of 9 a.m. and 4 p.m. Pacific time.

6.	Is cumulative voting permitted for the election of directors?

No. You may not cumulate your votes for the election of directors.

7.	How do I vote?

If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by mail or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.

Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name”, you may also vote by proxy over the internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may also vote by telephone or mail by following the voting instruction card provided to you by your broker or other nominee. If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Under the rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent auditors (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), and the vote, on an advisory basis, of the compensation of the our named executive officers (Proposal 3).

If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Can I change my vote after I submit my proxy?

Yes. If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 5964 La Place Court, Carlsbad, CA 92008 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instruction to your broker or other nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

9.	How are the votes counted and what vote is needed to approve each of the proposals?

Proposal 1 — Election of Directors

In the election of directors, directors are elected by a plurality of the votes, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and therefore, will have no effect on the election of directors.

Proposal 2 — Ratification of Appointment of Deloitte & Touche LLP

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

Proposal 3 — Advisory Vote on Executive Compensation

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions are considered present and entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board (i.e., “FOR” the nominees to the Board listed in these materials, “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as set forth in this proxy, unless you submit your proxy card through a broker and your broker does not indicate a vote on a particular matter because your broker has not received voting instructions from you (See Question 7 above). If the Company receives a proxy card with a broker non-vote, your proxy will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP and it will not be included as a vote “FOR” or “AGAINST” the nominees to the Board or the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

10.	How does the Board recommend that I vote?

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AND FOR THE APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

11.	How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting. Both broker non-votes (discussed in Question 7) and stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

12.	Who pays the costs of the proxy solicitation?

The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders. Though the Company has not yet, it may retain a firm to assist in the solicitation of proxies in connection with the Annual Meeting. The Company would pay such firm, if any, customary fees, expected to be no more than $10,000 plus expenses.

13.	Could other matters be decided in the Annual Meeting?

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named as proxy holders (Richard B. Slansky and Matthew Cohen) will have the discretionary authority to vote the shares represented by the proxy card on those matters. If for any reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a current report on Form 8-K, that we expect to file with the SEC within four business days of the Annual Meeting. If the final voting results are unavailable to us in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, we will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

15.	How do I make a stockholder proposal or nominate an individual to serve as a director for the fiscal year 2012 annual meeting of stockholders occurring in 2013?

The Company’s bylaws (“Bylaws”) state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director of the Board. The Company’s Bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to the Secretary of the Company at the Company’s principal executive offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day prior to the anniversary of the previous year’s annual meeting of stockholders, or February 6, 2013 and March 8, 2013, respectively. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the 2012 Annual Meeting, notice must be received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made.

In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of the Company’s Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Stockholders interested in submitting a proposal for consideration at our 2013 Annual Meeting must do so by sending such proposal to our Corporate Secretary at 5964 La Place Court, Carlsbad, CA 92008, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in our proxy materials for the 2013 annual meeting is December 26, 2012. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2013 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before December 26, 2012, and comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the applicable requirements of our Bylaws. Any stockholder proposal received after December 26, 2012 will be considered untimely, and will not be included in our proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.

BOARD OF DIRECTORS INFORMATION

Our Board currently consists of five members and is divided into three classes. The directors in each class serve three-year terms and in each case until their respective successors are duly elected and qualified. Kevin C. O’Boyle and Hany Massarany are the two current Class II directors whose terms expire at the Annual Meeting. Each is being nominated for re-election as a director.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means that the two director nominees receiving the highest number of “FOR” votes will be elected as Class II directors. Both of the nominees have indicated their willingness to serve if elected, but if either should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute as the Board may designate, unless a contrary instruction is indicated in the proxy.

The following sets forth information, as of March 29, 2012, regarding members of our Board, including the director nominees for election at the Annual Meeting, related to their business experience and service on other boards of directors. In addition, we discuss below the qualifications, attributes and skills that led our Board to the conclusion that each of our directors should serve as a director. While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. As set forth in our corporate governance guidelines, these criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and ability to represent the best interests of the Company’s stockholders. In addition, the Corporate Governance and Nominating Committee will also consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Corporate Governance and Nominating Committee.

We believe that our current Board includes individuals with a strong background in executive leadership and management, accounting and finance, and industry knowledge. In addition, each of our directors has a strong professional reputation and has shown a dedication to his profession and community. We also believe that our directors’ diversity of backgrounds and experiences results in different perspectives, ideas, and viewpoints, which make our Board more effective in carrying out its duties. We believe that our directors hold themselves to the highest standards of integrity and that they are committed to representing the long-term interests of our stockholders.

Nominees for Election as Class II Directors for a term expiring at the Company’s 2015 Annual Meeting of Stockholders

Kevin C. O’Boyle. Mr. O’Boyle, age 56, has served on the board of directors since March 2010. Since December of 2010, Mr. O’Boyle has served as Senior Vice President and Chief Financial Officer and was subsequently promoted to Senior Vice President of Business Operations at Advanced BioHealing, Inc., a medical device company. From January 2003 until December 2009, Mr. O’Boyle served as the Chief Financial Officer of NuVasive, Inc., a medical device company that completed its initial public offering in May 2004. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. He currently serves on the boards of Tornier N.V., a global orthopedics company, and Zeltiq Aesthetics, Inc., both publicly traded companies. Mr. O’Boyle is a Certified Public Accountant and received a Bachelor of Science in Accounting from the Rochester Institute of Technology and successfully completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle’s executive experience in the healthcare industry, his experience with companies during their transition from a privately held to a public company and his financial and accounting expertise have led our board of directors to the conclusion that Mr. O’Boyle should serve as a director and on our audit committee at this time in light of our business and structure.

Hany Massarany. Mr. Massarany, age 50, has served as President and Chief Executive Officer and as a member of the Company’s Board since May 2011. From February 2009 to April 2011, Mr. Massarany served as President of Ventana Medical Systems, a supplier of automated diagnostic systems to the anatomical pathology market, and Head of Roche Tissue Diagnostics, a division of F. Roche Hoffman-La Roche Ltd. focusing manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, he held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President Worldwide Operations, Senior Vice President Corporate Strategy and Development, and Vice President North American Commercial Operations. Prior to Ventana, Mr. Massarany held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both Asia Pacific and the United States. Mr. Massarany received a B.S. degree in Microbiology and Immunology from Monash University, Australia and an MBA from Melbourne University, Australia. We believe Mr. Massarany is qualified to serve on our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.

Class I Directors Continuing in Office until the Company’s 2014 Annual Meeting of Stockholders

Daryl J. Faulkner. Mr. Faulkner, age 63, has served on the Company’s Board since March 2010. Mr. Faulkner was appointed to the board of directors of Osmetech plc in August 2008, serving as Non-Executive Chairman until December 2008. Mr. Faulkner is currently a member of the board of directors of AspenBio Pharma, an emerging biotechnology company engaged in the research, development, manufacture, and licensing of novel diagnostics and drugs. Mr. Faulkner also served as Executive Chair and Interim Chief Executive Officer of AspenBio Pharma from February 2009 until March 2010. From August 2008 to January 2009, Mr. Faulkner served as a consultant to Qiagen NV, a provider of innovative sample and assay technologies and products, in connection with its integration of Digene Corp., a developer of gene-based diagnostic tests acquired by Qiagen in August 2007. Mr. Faulkner had served as President and Chief Executive Officer and a director of Digene from December 2006 until consummation of Qiagen’s acquisition of Digene in August 2007. From 1998 until March 2006, Mr. Faulkner served in several executive roles at Invitrogen Corp., a life sciences company, including Senior Vice President, Business Segment Management from 2003 until March 2006. Mr. Faulkner received a B.S. in Industrial Relations from the University of North Carolina, Chapel Hill and an M.A. in Business Management from Webster University. We believe Mr. Faulkner is qualified to serve on our Board and as serve as Chair of our Corporate Governance and Nominating Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

James Fox, Ph.D. Dr. Fox, age 60, was appointed to the Company’s Board in September 2010. Dr. Fox has extensive experience in global technology and healthcare businesses. He led the start up of Invetech, an Australian contract research and development company that specializes in healthcare products and complex instruments for international markets. Invetech was merged with Australian Securities Exchange listed Vision Systems Limited in 1993, and Dr. Fox took over as Group Managing Director of the combined entity. In January 2007, Vision Systems Ltd., then a global cancer diagnostics company, was acquired by Danaher Corporation. Prior to Invetech, Dr. Fox spent seven years working as a consultant and director with PA Technology. Dr. Fox currently serves as Chairman of the Board of Biota Holdings Limited, a director of Air New Zealand Ltd., a director of TTP Group plc and as a director of MS Research Australia, a not-for-profit organization aimed at financing public multiple sclerosis research. Dr. Fox received his Bachelor’s, Master’s and Ph.D. degrees in engineering from the University of Melbourne. We believe Dr. Fox is qualified to serve on our Board and serve as Chair of our Compensation Committee based on his executive experience in the medical device and molecular diagnostics industries as described above.

Class III Director Continuing in Office until the Company’s 2013 Annual Meeting of Stockholders

Christopher Gleeson. Mr. Gleeson, age 62, has served as Chairman of the Board of the Company since March 2010, and served as Chief Executive Officer of the Company on an interim basis from August 2010 to May 2011. Additionally, from December 1, 2010 through May 1, 2011, Mr. Gleeson served as the Company’s principal financial officer. Mr. Gleeson has served as Chairman of the Board of Osmetech plc since July 2009. Mr. Gleeson was formerly President, Chief Executive Officer and a Director of Ventana Medical Systems, Inc., a supplier of automated diagnostic systems to the anatomical pathology market where he served from 1999 to February 2008. Following the acquisition of Ventana by Roche Diagnostics in February 2008, Mr. Gleeson became a member of the board of directors of Roche Diagnostics. Prior to joining Ventana, Mr. Gleeson was Senior Vice-President of Bayer Diagnostics, the diagnostics division of Bayer Healthcare Pharmaceuticals and general manager of the U.S. commercial operations for Chiron Diagnostics, the diagnostics division of Chiron Corporation. Prior to that time, he was the founder, owner, and managing director of Australian Diagnostics Corporation. Mr. Gleeson attended the Pharmacy and Business Schools at Monash University in Australia. We believe Mr. Gleeson is qualified to serve on our Board based on his executive experience in the medical device and molecular diagnostics industries as described above.

Committees of the Board of Directors

Directors are expected to attend meetings of the Board and any Board committees on which they serve. The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each of these committees has the responsibilities described in the committee charters which are available on our website at www.genmarkdx.com. Our Board may also establish other committees from time to time to assist in the discharge of its responsibilities.

Audit Committee.    The Audit Committee currently consists of Kevin C. O’Boyle (Chair), Daryl Faulkner and James Fox, Ph.D. The Board has determined that all members of the Audit Committee are independent directors under the NASDAQ listing standards and each of them is able to read and fundamentally understand financial statements. The Board has determined that Kevin C. O’Boyle qualifies as an “audit committee financial expert” as defined by the rules of the SEC. The purpose of the Audit Committee is to oversee both the accounting and financial reporting processes of the Company as well as audits of its financial statements. The responsibilities of the Audit Committee include appointing and approving the compensation of the independent registered public accounting firm selected to conduct the annual audit of our accounts, reviewing the scope and results of the independent audit, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent registered public accounting firm. The Audit Committee is governed by a written charter approved by the Board. The Audit Committee report is included in this proxy statement under the caption “Report of the Audit Committee.”

Compensation Committee.    The Compensation Committee currently consists of James Fox, Ph.D. (Chair), Daryl Faulkner and Kevin C. O’Boyle. The Board has determined that all members of the Compensation Committee are independent directors under the NASDAQ listing standards. The Compensation Committee administers the Company’s benefit and stock plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee meets several times a year to review, analyze and set compensation packages for our executive officers, which include our Chairman and Chief Executive Officer, our Chief Scientific Officer, our Chief Financial Officer and each of our other senior officers. The Compensation Committee determines the Chief Executive Officer’s compensation and, as it deems appropriate, leverages industry benchmark compensation data. The Compensation Committee is solely responsible for determining the Chief Executive Officer’s compensation. For the other executive officers, the Chief Executive Officer prepares and presents to the Compensation Committee performance assessments and compensation recommendations. Following consideration of the Chief Executive Officer’s presentation, the Compensation Committee may accept or adjust the Chief Executive Officer’s recommendations. The other executive officers are not present during this process. For more information, please see below under “Compensation Discussion and Analysis.” The Compensation Committee is governed by a written charter approved by the Board. The Compensation Committee report is included in this proxy statement under the caption “Report of the Compensation Committee.”

Our Compensation Committee reviews and evaluates potential risks related to our compensation policies and practices for employees and has determined that we have no compensation risks that are reasonably likely to have a material adverse effect on our Company. We structure our compensation to address company-wide risk. We believe the combination of base salary, annual incentive bonuses and stock-based incentive awards with four-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on our Company.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee currently consists of Daryl Faulkner (Chair), James Fox, Ph.D. and Kevin C. O’Boyle, each of whom the Board has determined is an independent director under the NASDAQ listing standards. The Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board nominees for possible election to the Board, ensuring that each of the committees of the Board have qualified and independent directors and providing oversight with respect to corporate governance and succession planning matters. The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board.

Charters for the Company’s Audit, Compensation, and Corporate Governance and Nominating Committees are available to the public at the Company’s website at www.genmarkdx.com. There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was, or is, to be selected as an officer or director, except that Michael Gleeson, our Senior Vice President, Sales, is the son of Christopher Gleeson, the Chairman of the Company’s Board of Directors.

Board Leadership Structure

The position of Chairman of the Board and Chief Executive Officer of the Company were combined until April 30, 2011. Effective May 1, 2011, we separated the positions of Chief Executive Officer and Chairman with the appointment of Hany Massarany as our Chief Executive Officer. Our Board believes that the separation of these positions strengthens the independence of our Board.

Membership of Committees

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mr. Gleeson (Chairman)	—	—	—
Mr. Faulkner*	X	X	Chair
Dr. Fox*	X	Chair	X
Mr. Massarany	—	—	—
Mr. O’Boyle*	Chair	X	X

*	Independent director under the rules of NASDAQ and the SEC rules.

CORPORATE GOVERNANCE

The Board met nine times during fiscal 2011. The Audit Committee met six times. The Compensation Committee met five times. The Corporate Governance and Nominating Committee met four times. Each member of the Board attended 75% or more of the Board meetings during fiscal 2011. Each member of the Board who served on the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee attended at least 75% of the respective committee meetings during fiscal 2011.

Director Independence

In accordance with our corporate governance principles, the majority of our Board members are independent directors. Our Board considers that a director is independent when the director is not an officer or employee of the Company or its subsidiaries, does not have any relationship which would, or could reasonably appear to, materially interfere with independent judgment, and otherwise meets the independence requirements under the rules of NASDAQ and the SEC. Our Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board has determined that Daryl Faulkner, and allows us to have a Chairman focused on overseeing and managing the Board and its functions while allowing our Chief Executive Officer to focus his time and energy on company strategy and managing our operations.

Corporate Governance Guidelines

Our corporate governance guidelines are designed to ensure effective corporate governance of the Company. Our corporate governance guidelines cover topics including, but not limited to, director qualification criteria, director compensation, director orientation and continuing education, communications from stockholders to the Board, succession planning and the annual evaluations of the Board and its committees. Our corporate governance guidelines will be reviewed regularly by the Corporate Governance and Nominating Committee and revised when appropriate. The full text of our corporate governance guidelines is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics to ensure that our business is conducted in a consistently legal and ethical manner. The code of business conduct and ethics establishes policies pertaining to, among other things, employee conduct in the workplace, securities trading, confidentiality, conflicts of interest, reporting violations and compliance procedures. All of our employees, including our executive officers, as well as members of our Board, are required to comply with our code of business conduct and ethics. The full text of code of business conduct and ethics is accessible to the public at www.genmarkdx.com. A printed copy may also be obtained by any stockholder upon request. Any waiver of the code of business conduct for our executive officers or directors must be approved by our Board after receiving a recommendation from our Audit

Committee. We will disclose future amendments to our code of business conduct on our website, www.genmarkdx.com, within four business days following the date of the amendment or waiver.

Stockholder Recommendations for Director Nominees

In nominating candidates for election as director, the Corporate Governance and Nominating Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of GenMark common stock for over one year and who satisfies the notice, information and consent provisions set forth in our Bylaws and corporate governance guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Corporate Governance and Nominating Committee in care of the Corporate Secretary, GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008. The Corporate Governance and Nominating Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

Identification and Evaluation of Nominees for Directors

Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Corporate Governance and Nominating Committee through stockholders, management, current members of the Board, or search firms. The evaluation of these candidates may be based solely upon information provided to the Corporate Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Corporate Governance and Nominating Committee deems appropriate, including the use of third parties to review candidates.

Annual Meeting of Stockholders

We have a policy encouraging all of the directors to attend each annual meeting of stockholders. Three of our five directors attended our 2011 annual meeting in person, and the remaining two directors attended the meeting telephonically.

Role of Board in Risk Oversight Process

The responsibility for the day-to-day management of risk lies with the Company’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with the Company’s overall corporate strategy. Each year the Company’s management identifies what it believes are the top individual risks facing the Company. These risks are then discussed and analyzed with the Board. This enables the Board to coordinate the risk oversight role, particularly with respect to risk interrelationships. However, in addition to the Board, the committees of the Board consider the risks within their areas of responsibility. The Audit Committee oversees the risks associated with the Company’s financial reporting and internal controls, the Compensation Committee oversees the risks associated with the Company’s compensation practices, including an annual review of the Company’s risk assessment of its compensation policies and practices for its employees, and the Corporate Governance and Nominating Committee oversees the risks associated with the Company’s overall governance, corporate compliance policies (for example, policies addressing relationships with health care professionals and compliance with anti-kickback laws) and its succession planning process to understand that the Company has a slate of future, qualified candidates for key management positions.

COMMUNICATIONS WITH DIRECTORS

Any stockholder who desires to contact any member of the Board or management can write to:

GenMark Diagnostics, Inc.

Attn: Investor Relations

5964 La Place Court

Carlsbad, CA 92008

or send an e-mail to IR@genmarkdx.com

Your letter should indicate that you are a stockholder of the Company. Comments or questions regarding the Company’s accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee. For all other matters, our investor relations personnel will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock- related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 29, 2012 (or such other date as provided below) based on information available to us and filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director of the Company, (c) the Company’s President and Chief Executive Officer, former Chief Financial Officer and each other named executive officer and (d) all directors and executive officers as a group. Each stockholder’s percentage ownership is based on 21,137,053 shares of our common stock outstanding as of March 29, 2012. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Principal Stockholders

FMR LLC (3)	3,071,673	14.5%
82 Devonshire Street Boston, MA 02109

T. Rowe Price Associates, Inc. (4)	2,183,800	10.3%
100 East Pratt Street Baltimore, MD 21202

Bank of America Corporation (5)	1,747,560	8.3%
100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255

Alyeska Investment Group, L.P., et al (6) 77 West Wacker Drive, 7th Floor	1,167,760	5.5%
Chicago, IL 60601

Ronin Capital, LLC (7)	1,106,607	5.2%
350 N. Orleans Street, Suite 2N Chicago, IL 60654

Directors and Named Executive Officers
Christopher Gleeson (8)	1,896,058	9.0%
Daryl Faulkner (9)	56,056	*
James Fox, Ph.D.(10)	88,229	*
Kevin C. O’Boyle (11)	45,018	*
Hany Massarany(12)	476,935	2.3%
Paul Ross (13)	77,961	*
Jon Faiz Kayyem, Ph.D.(14)	1,098,589	5.2%
Jeffrey Hawkins (15)	126,807	*
Jennifer Williams (16)	254,770	1.2%
All directors and executive officers as a group (12 persons) (17)	4,411,565	20.3%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o GenMark Diagnostics, Inc., 5964 La Place Court, Carlsbad, CA 92008.

(2)

Beneficial ownership of shares and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options or warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 29, 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(3)

Based solely upon Schedule 13G/A No.2 filed jointly on February 13, 2012 by FMR LLC and Edward C. Johnson III (the “FMR Reporting Persons”) containing information as of December 31, 2011, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 3,071,346 shares of our common stock as a result of acting as investment adviser to various investment companies. Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,071,346 shares of our common stock, but neither FMR Reporting Person has the sole power to vote or direct the voting of the shares of our common stock owned directly by the Fidelity funds; such power resides with the individual funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees.

(4)

Based solely upon Schedule 13G/A No. 1 filed jointly with the SEC on February 10, 2012 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“T. Rowe Price Funds”) containing information as of December 31, 2011, Price Associates is the beneficial owner as a result of acting as an investment adviser and has sole dispositive power with respect to 2,183,800 shares of our common stock, and has sole voting power with respect to 293,400 shares of our common stock. T. Rowe Price Funds has shared voting power with respect to 1,027,100 shares of our common stock. Any and all discretionary authority which has been delegated to Price Associates and T. Rowe Price Funds may be revoked in whole or in part at any time. Based solely upon Schedule 13G filed on February 14, 2012 by Bank of America Corporation and its wholly-owned subsidiary Bank of America N.A. containing information as of December 31, 2011. Bank of America Corporation and subsidiaries are the beneficial owner of and have shared dispositive power and shared voting power with respect to 1,678,260 shares of our common stock.

(5)

Based solely upon Schedule 13G filed jointly with the SEC on February 14, 2012 by Bank of America Corporation and its wholly-owned subsidiary Bank of America N.A. containing information as of December 30, 2011, Bank of America Corporation and Bank of America, N.A. are the beneficial owners with shared dispositive power of 1,747,560 shares of our common stock and have shared voting power over 1,678,260 shares of our common stock.

(6)

Based solely upon Schedule 13G filed jointly on February 14, 2012 by Alyeska Investment Group, L.P., Alyeska Investment Group, LLC and Anand Parekh containing information as of December 30, 2011, Alyeska Investment Group, L.P. is the beneficial owner of 1,167,760 shares of our common stock as a result of acting as investment adviser and has shared voting and disposition power of 1,167,760 shares of our common stock.

(7)

Based solely upon a Schedule 13G/A No.1 filed on February 14, 2012 by Ronin Capital LLC containing information as of December 31, 2011. Ronin Capital, LLC is a registered broker dealer, and the beneficial owner of 1,106,607 shares of our common stock. Ronin Capital, LLC has the sole power to vote and dispose of 1,106,607 shares of our common stock.

(8)

Includes warrants to purchase 88,317 shares of our common stock and 89,616 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012. Also includes 1,562,565 shares of our common stock held by the Gleeson Family Trust. Mr. Gleeson is the trustee of the Gleeson Family Trust and may be deemed to have beneficial ownership of these shares and has sole voting and dispositive power over the shares held directly by Mr. Gleeson and the Gleeson Family Trust as set forth above.

(9)	Includes 56,056 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012.

(10)

Includes 25,645 unvested shares of restricted stock at March 29, 2012. Also includes 36,275 shares of our common stock held by Penashe Holdings Propriety Limited. Dr. Fox is an executive director of Penashe Holdings Propriety Limited and may be deemed to have beneficial ownership of these securities, except to the extent of any indirect pecuniary interest in his distributive shares therein.

(11)	Consists of 45,018 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012.

(12)	Includes 74,479 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012 and 284,808 unvested shares of restricted stock at March 29, 2012

(13)	Includes 14,220 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012 and 63,741 unvested shares of restricted stock at March 29, 2012.

(14)

Includes 61,651 shares of our common stock held by HI Charitable Remainder Uni Trust, 124,934 shares of our common stock held by The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and 669,308 shares of our common stock held by IFIN LP, based on the Schedule 13G/A No.1 filed with the SEC on September 7, 2011. Dr. Kayyem is trustee of the HI Charitable Remainder Uni Trust, trustee of The Jon Faiz Kayyem and Paige N. Gates Family Trust, dated April 1, 2000, and President of In-Motion LLC, the general partner of IFIN LP. Dr. Kayyem may be deemed to have beneficial ownership of the shares held by these entities and has sole voting and dispositive power over the shares of our common stock held directly by these entities as set forth above. Also includes 147,736 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012 and 72,625 unvested shares of restricted stock at March 29, 2012.

(15)	Includes 41,183 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012 and 76,221 unvested shares of restricted stock at March 29, 2012.

(16)	Includes 35,501 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012 and 104,988 unvested shares of restricted stock at March 29, 2012.

(17)	Includes 538,135 options to purchase shares of our common stock currently exercisable or exercisable within 60 days of March 29, 2012 and 628,028 unvested shares of restricted stock at March 29, 2012.

EXECUTIVE OFFICERS

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers as of April 25, 2012.

Name	Age	Position
Hany Massarany	50	President and Chief Executive Officer
Richard B. Slansky	53	Chief Financial Officer
Jon Faiz Kayyem, Ph.D.	48	Founder and Chief Scientific Officer
Matthew R. Cohen, Esq.	40	Sr. Vice President, General Counsel and Corporate Secretary
Jorge Garces, Ph.D.	40	Sr. Vice President, Research and Development
Michael Gleeson	37	Sr. Vice President, Sales
Jeffrey Hawkins	34	Sr. Vice President, Marketing and Business Development
Jennifer Williams	39	Sr. Vice President, Global Operations & Human Resources

Hany Massarany has served as our President and Chief Executive Officer since May 2011. His biography is contained in the section of this proxy statement entitled “Nominees for Election as Class II Directors for a term expiring at the Company’s 2015 Annual Meeting of Stockholders”.

Richard B. Slansky was appointed Chief Financial Officer of the Company effective April 23, 2012. Prior to joining the Company, Mr. Slansky served as Chief Financial Officer of Digirad Corporation from March 2009 to April 2012. Mr. Slansky previously served as President, Chief Financial Officer, Director, and Corporate Secretary of SpaceDev Inc., a publicly held space technology and aerospace company. Mr. Slansky joined SpaceDev Inc. in February 2003 as Chief Financial Officer and Corporate Secretary. In November 2004, Mr. Slansky was appointed as President and Director of SpaceDev Inc. Mr. Slansky served as interim Chief

Executive Officer, interim Chief Financial Officer, and Director for Quick Strike Resources, Inc., an IT training, services, and consulting firm, from July 2002 to February 2003. From May 2000 to July 2002, Mr. Slansky served as Chief Financial Officer, Vice President of Finance, Administration and Operations, and Corporate Secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks. Mr. Slansky earned a bachelor’s degree in economics and science from the University of Pennsylvania’s Wharton School of Business and a master’s degree in business administration in finance and accounting from the University of Arizona.

Jon Faiz Kayyem, Ph.D. was appointed Chief Scientific Officer of the Company in August 2010. Dr. Kayyem served as President and Chief Executive Officer of the Company from May 2010 to August 2010. From August 2009 to May 2010, Dr. Kayyem served as President and Chief Executive Officer of Osmetech plc and Chairman of the board of directors of Osmetech plc from January 2009 to August 2009. Dr. Kayyem attended Yale University and received a combined M.S. and B.S. in Molecular Biophysics and Biochemistry in 1985. He received his Ph.D. in Molecular Biology in 1991 at The California Institute of Technology (“Caltech”). Dr. Kayyem remained at Caltech as a Senior Research Fellow until 1995, when he founded Clinical Micro Sensors to commercialize technical innovations he developed while at Caltech. In 2000, Clinical Micro Sensors was sold to Motorola, Inc., and subsequently purchased by Osmetech plc in 2005. In 2004, Dr. Kayyem left Clinical Micro Sensors and co-founded the biotechnology fund management company, Efficacy Capital Limited, where he served as managing partner until September 2009.

Matthew R. Cohen was appointed Senior Vice President, General Counsel and Corporate Secretary of the Company in November 2011. From January 2005 until November 2011, he was a member of the legal department of Genentech, Inc., a biotechnology company and member of the Roche Group as of March 2009, most recently serving as Associate General Counsel and practice group lead of Genentech’s business development and alliance management functions. During Mr. Cohen’s time at Genentech, he also oversaw legal support of Genentech’s Corporate Information Technology organization and research contracting group. Prior to joining Genentech, he was a Special Counsel in the Sydney, Australia office of Minter Ellison, and an associate with the law firms Kirkland & Ellis in New York, N.Y. and Foley & Lardner in Washington, D.C. Mr. Cohen is a registered patent attorney with the United States Patent and Trademark Office, and in 1997 was a fellow of the Max-Planck-Institute for Foreign and International Patent, Copyright and Competition Law in Munich, Germany. Mr. Cohen received his B.S. in Chemistry from Emory University and J.D. from the George Washington School of Law.

Jorge Garces, Ph.D. was appointed Senior Vice President, Research and Development of the Company in February 2012. Prior to joining the Company, from October 2009 to February 2012 Dr. Garces served as Chief Executive Officer and President of the Enigma Diagnostics US business, a company that develops rapid molecular diagnostic instrument platforms for decentralized and point-of-care settings. Prior to Enigma Diagnostics, from July 2008 to October 2009 Dr. Garces served as Vice President of R&D and Site Operations Manager at Hologic, Inc., a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products, where he managed the R&D, Clinical and Manufacturing business unit in Madison, WI, and led the development and submission to FDA for approval of their Cystic Fibrosis and HPV products. Additionally, from October 2005 to July 2008 Dr. Garces held the role of Senior Vice President of Research and Development at Third Wave Technologies Inc., a provider of DNA and RNA analysis products to clinical, research and agricultural customers. Earlier in his career Dr. Garces held positions at Genzyme Genetics and Athena Diagnostics, Inc. Dr. Garces earned his B.S. in Biology from Brooklyn College and his doctorate in Cell and Molecular Biology from the City University of New York. He completed his post-doctoral training at the University of Massachusetts Medical School and received a master’s degree in business administration from the Kellogg Graduate School of Management.

Michael Gleeson has served as Senior Vice President, Sales of the Company since March 2012. Prior to that, he held the position of Vice President, U.S. Sales from November 2010 to March 2012. From May 2010 to November 2010 he served as National Sales Director for the Company and in the same capacity for Osmetech

Technology, Inc, a wholly-owned subsidiary of Osmetech plc, since November 2009. Mr. Gleeson has 15 years of experience in Director & Senior Sales Executive roles with both public and privately held companies in the enterprise software and services sector. Before joining the Company, he served as Senior Account Executive with Sybase (an SAP company), an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information from February 2009 to November 2009 and as Director, Financial Services with GuardianEdge Technologies (acquired by Symantec) from February 2006 to November 2008. Mr. Gleeson also held positions with BEA Systems (acquired by Oracle) and Cap Gemini Ernst & Young where he had responsibility in global sales, ISV, OEM and channel sales. Mr. Gleeson holds a B.S. degree in Entrepreneurial Studies from Babson College in Massachusetts. Mr. Gleeson is the son of Christopher Gleeson, who is the Chairman of the Company’s Board of Directors.

Jeffrey Hawkins has served as Senior Vice President, Marketing and Business Development of the Company since November 2010. Prior to that, from May 2010 to November 2010 he held the position of Vice President of Business Development and in the same capacity for Osmetech Technology, Inc, a wholly-owned subsidiary of Osmetech plc, from March 2010 to May 2010 and as Vice President of Marketing from December 2009 to March 2010. From July 2008 until December 2009, Mr. Hawkins was Executive Director of Laboratory Marketing for Hologic, Inc., a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products. From November 2006 until its acquisition by Hologic in June 2008, Mr. Hawkins served as Executive Director of Marketing of Third Wave Technologies Inc., a provider of DNA and RNA analysis products to clinical, research and agricultural customers. Prior to Third Wave, Mr. Hawkins has held various positions of increasing responsibility in the areas of Marketing, Product Development and Operations for Sysmex America and Abbott Laboratories. Mr. Hawkins is currently a member of the board of directors for Ohmx Corporation, a bioelectronic detection company developing a monitoring device to be used in all point-of-care (POC) settings. Mr. Hawkins received a B.A. in Chemistry with honors from Concordia University and a master’s degree in business administration from Keller Graduate School of Management.

Jennifer Williams was appointed Senior Vice President, Global Operations & Human Resources of the Company in November 2010. Prior to joining the Company, she held the position of Senior Human Resource Executive with Cerberus Operations and Advisory Company, a private equity firm, from February 2008 to May 2010, responsible for human resources oversight and transformation of global companies in the portfolio. From January 2005 to January 2008, she served as Vice President Human Resources at HD Supply, a wholesale distribution company serving the infrastructure, construction, and maintenance markets, initially as part of The Home Depot organization and subsequently spun off in 2007. Previous to that, she led Talent Management for The Home Depot including organization design, succession planning, leadership programs, and executive development. Ms. Williams began her career at Honeywell (formerly AlliedSignal) and held positions of increasing responsibility in Quality, Operations, Program Management, and Organization Effectiveness. Ms. Williams holds a master’s degree in business administration from Case Western Reserve in Organizational Behavior and an undergraduate degree in Industrial and Operations Engineering from the University of Michigan. Ms. Williams holds a certification in Organization Design and is a Six Sigma greenbelt.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last fiscal year, except as set forth below, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Issuance of Shares in our Secondary Public Offering

Dr. Jon Faiz Kayyem, our Chief Scientific Officer, is a general partner in IFIN LP. IFIN LP purchased an aggregate of 100,000 shares of common stock with an aggregate public offering price of $425,000 in our secondary public offering which closed on June 22, 2011 at the public offering price of $4.25 per share.

Employment

Michael Gleeson, who is the son of the Company’s Chairman Christopher Gleeson, serves as our Sr. Vice President, Sales. As of and for the year ended December 31, 2011, Michael Gleeson received compensation of approximately $330,773. The compensation includes Michael Gleeson’s base salary, bonus and vested stock awards as well as the grant date valuation of new awards made in 2011.

Company Policy Regarding Related Party Transactions

It is our policy that the Audit Committee approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval. This policy is set forth in the Company’s Audit Committee charter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of reports provided to the Company pursuant to Rule 16a-3(e) of the Exchange Act and representations of such reporting persons, the Company believes that during fiscal year 2011, such SEC filing requirements were satisfied, except the that Mr. Hawkins inadvertently failed to timely file two Form 4s reporting three transactions related to the disposition of shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Awards		Weighted Average Exercise Price of Outstanding Awards	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,598,894	(1)	$5.38	123,647	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total:	1,598,894		$5.38	123,647

(1)	Consists of options awards granted under our 2010 Equity Incentive Plan.

(2)

As of December 31, 2011, an aggregate of 123,647 shares of common stock were available for issuance under the 2010 Equity Incentive Plan. The 2010 Equity Incentive Plan contains a provision for an automatic increase in the number of shares available for grant each January until and including January 1, 2020, subject to certain limitations, by a number of shares equal to the lesser of 3% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares set by our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2011 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations and expectations regarding future compensation programs. Compensation policies that we adopt in the future may differ materially from policies summarized in this discussion.

The following individuals were our named executive officers for 2011:

•	Christopher Gleeson, Chairman of the Board and Interim Chief Executive Officer until May 1, 2011 and acting principal financial officer until April 4, 2011;

•	Hany Massarany, Chief Executive Officer;

•	Paul Ross, Chief Financial Officer;

•	Jon Faiz Kayyem, Founder and Chief Scientific Officer;

•	Jeffrey Hawkins, Senior Vice President, Marketing and Business Development; and

•	Jennifer Williams, Senior Vice President, Global Operations & Human Resources.

Mr. Massarany joined the Company in May 2011, and Mr. Ross joined the Company in April of 2011.

Overview of Compensation Objectives

We recognize that our success is in large part dependent on our ability to attract and retain talented employees. We endeavor to create and maintain compensation programs based on performance, teamwork and rapid progress and to align the interests of our executive officers and stockholders. As such, we have designed our executive compensation program to achieve the following objectives:

•	attract and retain highly-talented, experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance contribute to our success, including our key financial, operational and strategic goals;

•	align compensation with our business and financial objectives and the short-term and long-term interests of our stockholders; and

•	offer total compensation that is competitive and fair.

To meet these objectives, the principal components of executive compensation in 2011 consisted of base salary, annual performance-based bonus awards and long-term stock-based incentive awards. Each of the components has a role in meeting the objectives above. The mix of compensation components is designed to reward and provide incentives for both short-term and long-term performance. We intend to continue to set our compensation policies with the goal of achieving the same compensation objectives identified above with the same overall components of compensation. Additionally, we believe that attracting and retaining high caliber employees and providing them with appropriate performance incentives are critical steps to helping us achieve our corporate goals and build long-term value for our stockholders.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee of our Board is responsible for the compensation programs for our executive officers and reports to the full board of directors on its decisions and other actions. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our executives, including our Chief Executive Officer.

Our Chief Executive Officer makes recommendations to the Compensation Committee, attends committee meetings and has been and will continue to be involved in the determination of compensation for our other executive officers. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary and incentive-based compensation for our other executive officers based on Company results, an individual executive officer’s contribution toward these results, and performance toward goal achievement. Our Chief Executive Officer does not make a recommendation as to any element of his compensation and does not attend any deliberations of the Compensation Committee when his compensation is discussed.

The Compensation Committee then reviews the Chief Executive Officer’s recommendations and in its sole discretion may accept or adjust the compensation recommendations it is provided for each executive officer’s total compensation, including the mix of base salary and incentive-based compensation. The Compensation Committee’s decisions regarding executive compensation are based on the Compensation Committee’s assessment of the performance of our Company and each individual executive, an understanding of market conditions and other factors, such as prevailing industry trends.

With respect to new hires, the Compensation Committee considers an executive’s background and historical compensation in lieu of prior year performance. For 2010 and 2011, our Compensation Committee reviewed an analysis of competitive market data using Top 5 Data Services, Inc., or Top 5. Top 5 provides executive compensation data for companies in the medical device and diagnostic industries. Our Compensation Committee used this market data as one component of determining executive compensation for 2010 and 2011. Additionally, in 2011, our Compensation Committee reviewed the Radford Global Life Sciences Survey, or Radford, when reviewing the compensation of our executive officers. Our Compensation Committee expects to retain an independent compensation consultant to assist it with the benchmarking process in future years.

Additionally, in its compensation review process, the Compensation Committee considers whether our compensation programs serve the best interests of our stockholders. In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 99% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout fiscal 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our financial and non-financial objectives and the enhancement of stockholder value. As a result, our Compensation Committee decided to retain our approach to executive compensation.

Elements of Compensation

For 2011, the principal components of executive compensation consisted of base salary, annual performance-based bonus awards, and long-term stock-based incentive awards. The long term stock awards consisted of stock options and restricted stock. Our executive officers are also eligible to participate in our health and benefits plans, which are generally available to all of our employees and are further described below. Each component of compensation has a role in meeting the compensation objectives described above. The following summarizes our objectives for each of the principal components of executive compensation for 2011:

Base salaries:

•	Reward individuals’ current contributions to the Company; and

•	Compensate individuals for their expected day-to-day performance.

Annual performance-based awards:

•	Align executive compensation with annual corporate performance objectives;

•	Enable us to attract, retain and reward individuals who contribute to our success; and

•	Motivate individuals to enhance the value of our Company.

Long-term stock-based incentive awards:

•	Align individuals’ incentives with the long-term interests of our stockholders;

•	Reward individuals for potential long-term contributions; and

•	Provide the potential for increased employee retention.

The Compensation Committee does not have a fixed policy for the allocation between base salaries and annual performance-based awards and equity compensation or between short-term and long-term compensation, however, the Company emphasizes incentive-based and equity compensation over base salary compensation. As part of its evaluation of the compensation of our executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation and the mix between base salary, discretionary and equity compensation. We believe this approach has allowed us to attract and retain highly talented and experienced executive officers and, with our relatively large performance-based awards, is intended to reward our executive officers when we achieve our corporate objectives as well as enabled us to preserve working capital. If our corporate objectives are not achieved, a significant portion of the compensation for our key executive officers is at risk. In this way, our executive compensation program is directly aligned with the interests of our stockholders and is structured to award overachievement of our corporate objectives.

Each of the components of our executive compensation is discussed in more detail below.

Base Salaries

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the Company and compensate them for their expected day-to-day performance. The Company’s overall strategy is to maintain base salary as a nominal portion of total compensation and in the lower 25th percentile of benchmark companies in the medical device and diagnostic industries. The Compensation Committee initially establishes base salaries for our executive officers through arm’s-length negotiation at the time of hire and principally based on a total compensation package that considers prior base salary but generally meets the lower 25th percentile benchmarking criteria. The base salaries of our executive officers are then reviewed annually by our Compensation Committee, with significant input from our Chief Executive Officer for our other executive officers, to determine whether any adjustment is warranted.

In setting base salaries for our executive officers, our Compensation Committee considers the executive’s position, our success in achieving our prior year corporate performance goals and the individual’s contribution and performance during the prior fiscal year. The Compensation Committee also considers market survey data provided by Top 5 and Radford. Based on the determinations made by our Compensation Committee, base salaries for our executive officers in 2010 and 2011 were at or below the 25th percentiles as compared to our benchmark companies in the medical device and diagnostics industries.

Each of Mr. Massarany and Mr. Ross joined the Company during 2011 and their respective base salaries were determined through arm’s length negotiations at the time of hire. For 2011, the Compensation Committee retained the base salary for Mr. Kayyem. In February, 2011, the Compensation Committee increased Mr. Hawkins and Ms. Williams base salary for 2011 by 10% and 11% respectively, in consideration of their respective performance in 2010 and in the case of Mr. Hawkins in connection with his promotion from Vice President to Senior Vice President.

Our named executive officers were offered the following annualized base salaries for fiscal years 2010 and 2011:

Name and Title	Base Salary
	2010	2011
Christopher Gleeson, Chairman (1)	$—	$—
Hany Massarany, Chief Executive Officer, President and Director (2)	N/A	450,000
Paul Ross, Former Chief Financial Officer and Treasurer (3)	N/A	240,000
Jon Faiz Kayyem, Ph.D., Founder and Chief Scientific Officer	230,000	230,000
Jeffrey Hawkins, Senior Vice President, Marketing and Business Development	190,000	210,000
Jennifer Williams, Senior Vice President, Global Operations & Human Resources	200,000	225,000

(1)	Christopher Gleeson received an award of 109,375 shares of our restricted stock as compensation for his services as our Interim Chief Executive Officer for the period August 2010 to May 2011. Mr. Gleeson did not receive any additional compensation for his service as principal financial officer from January 1, 2011 to April 4, 2011.

(2)	Mr. Massarany was appointed as our Chief Executive Officer and President in May 2011.

(3)	Mr. Ross was appointed as our Chief Financial Officer, Treasurer and Secretary in April 2011. Mr. Ross resigned as Chief Financial Officer effective April 22, 2012 and from the Company effective April 27, 2012.

Annual Performance-Based Awards

Annual performance-based awards are designed to align executive compensation with annual performance and to enable us to attract, retain, and reward individuals who contribute to our success and motivate them to enhance the value of our Company. Accordingly, we believe that a substantial portion of the compensation received by each of our executives should be directly tied to, and contingent upon, the performance of our Company as a whole and the executive’s individual contribution and performance. To support this objective, our Compensation Committee has established a Bonus Plan. Each of the Company’s executive officers is eligible to participate in the Bonus Plan. The Bonus Plan is designed to align each executive’s efforts with our key financial, operational and strategic goals by providing an opportunity for the executive to earn an annual cash or stock bonus with amounts determined by considering our success in achieving our corporate goals and the executive’s success in achieving individual performance goals set for that executive. Our corporate performance goals under the Bonus Plan include revenue and gross margin targets, XT-8 instrument and analyzer placement targets and new product development targets.

Our Compensation Committee is responsible for setting the target bonus amounts for our executives under the Bonus Plan. The target bonus amounts for each executive is generally set at a percentage of his or her base salary. Executives will not become eligible for bonus payments unless the Company achieves certain revenue performance goals approved by the Compensation Committee. The bonuses are payable based on the weighted percentage assigned to each corporate performance goal by the Compensation Committee. For 2011, our corporate goals were weighted as follows: placement of XT-8 systems and analyzers (40%), achievement of revenues (30%) and achievement of our projected gross margin (30%). Once the Company’s financial results have been approved by the Company’s Audit Committee the bonus pool is funded. Three key results are used to determine the amount of the bonus pool to payout to each of the eligible Bonus Plan participants as follows: achievement of FDA state certification (30%), achievement of key product development goals (50%) and achievement of high performance corporate culture in the third quarter of 2011 (20%).

After the end of each fiscal year, the Compensation Committee is responsible for awarding the actual bonus amounts under the Bonus Plan. To assist our Compensation Committee, each year our Chief Executive Officer provides the Compensation Committee with documentation regarding full or partial achievement of each of the corporate performance goals established by the Compensation Committee for that year.

The weighted average of each corporate goal is multiplied by the executive’s target bonus amount to determine the actual bonus amount paid in respect of each corporate performance goal as prorated for time worked in the plan year. Actual amounts payable range from 0% to 150% of the target amounts based upon achievement of the corporate performance goals. In 2011, the target bonus amount for our Chief Executive Officer was 75% of his base salary while the target bonus amounts for our other named executive officers was 50% of their respective base salaries. The total award paid is determined by adding up the sum of the weighted averages multiplied by the executive’s target bonus amounts. To reward exceptional performance in certain circumstances, the Compensation Committee may determine that a supplemental bonus in excess of the target bonus is appropriate and justified. However, individual incentive payments will not be an entitlement. Our Compensation Committee may terminate the Bonus Plan at any time, and may alter the terms and conditions under which the bonus awards are set, calculated or paid. In 2011, our named executive officers received their respective bonus payment in the form of restricted stock. In accordance with the emphasis that the Compensation Committee places on the importance of its equity compensation program, the committee expects to pay all or a portion of future earned bonus payments in equity instead of cash. The following sets forth the target bonus percentages and amounts for 2010 and 2011:

	Bonus
	2010		2011
	Bonus %	$ at Target	Bonus %	$ at Target
Executive Officer
Christopher Gleeson, Chairman (1)	—	—	—	—
Hany Massarany, Chief Executive Officer, President and Director (2)	—	—	75%	253,125
Paul Ross, Former Chief Financial Officer and Treasurer (3)	—	—	50%	90,000
Jon Faiz Kayyem, Ph.D., Founder and Chief Scientific Officer (4)	30%	69,000	50%	115,000
Jeffrey Hawkins, Senior Vice President, Marketing and Business Development	25%	47,500	50%	105,000
Jennifer Williams, Senior Vice President, Global Operations & Human Resources	30%	60,000	50%	112,500

(1)	Christopher Gleeson received an award of 109,375 shares of our restricted stock as compensation for his services as our Interim Chief Executive Officer for the period August 2010 to May 2011. Mr. Gleeson did not receive any additional compensation for his service as principal financial officer from January 1, 2011 to April 4, 2011.

(2)	Mr. Massarany was appointed as our Chief Executive Officer and President in May 2011.

(3)	Mr. Ross was appointed as our Chief Financial Officer, Treasurer and Secretary in April 2011.

(4)	Dr. Kayyem served as Chief Executive Officer from January 1, 2010 through August 9, 2010. His base pay was $275,000 and his bonus percentage was 75% during that period.

Equity Incentive Awards

In addition to our performance-based bonus awards, we provide long-term stock-based incentive awards to our executive officers. These stock-based incentive awards generally consist of options to purchase shares of our common stock and/or restricted stock grants. We believe that equity awards help further our compensation objectives by encouraging our executives to remain with us through at least the vesting period for these awards and providing them with an incentive to continue to focus on our long-term financial performance and increasing stockholder value, while conserving working capital and aligning shareholder objectives.

Our executive officers receive an equity award in connection with their initial hire, following promotions and on an annual basis. To assist the Compensation Committee, we have developed guidelines for initial and annual equity awards. The guidelines for initial grants are based on the executive’s position and market data, and the guidelines for annual grants are primarily based on individual performance and contributions to the overall

Company performance in consideration of benchmark data. With respect to new hires, we also considered the executive’s background and historical compensation when determining the number of shares to grant to the executive. The actual number of shares for an executive may be higher or lower than these guidelines, based on their individual performance or extraordinary achievements.

Equity Grant Practices

Our Compensation Committee adopted a policy by which all stock and option awards to new and current employees, including our executive officers, are granted at pre-determined meeting dates of the Compensation Committee. Our Compensation Committee grants the equity awards in accordance with the dates fixed by this policy.

The exercise price of any option grant is determined by reference to the fair market value of such shares, which the 2010 Equity Incentive Plan defines as the daily volume-weighted average price of our common stock on the NASDAQ Global Market on the date of grant. Our option grants generally vest 25% one year from the date of hire, with the remaining 75% of the options vesting in monthly installments over the subsequent three year period. Our restricted stock awards generally vest 25% from the date of hire or grant with the remainder vesting in equal quarterly installments over the remaining three year period.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our executives with the following benefits:

•	Health Insurance. We provide each of our executives and their spouses and children the same health, dental and vision insurance coverage we make available to our other eligible employees.

•	Life and Disability Insurance. We provide each of our executives with the same disability and life insurance as we make available to our other eligible employees.

•

Pension Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We do not currently make matching contributions to participants in the 401(k) plan, however we have previously made matching contributions, and we may opt to do so again in the future.

•	Nonqualified Deferred Compensation. We do not provide any nonqualified defined contribution or other deferred compensation plans to any of our employees.

•

Perquisites. We limit the perquisites that we make available to our executive officers. Our executives are entitled to relocation expenses on their initial hire and other benefits with de minimis value that are not otherwise available to all of our employees.

Employment Agreements

The Company generally executes a written offer of employment prior to the time an executive joins the Company which describes the basic terms of the executive’s employment, including his or her start date, starting base salary, annual performance-based bonus target awards, and long-term incentive stock-based awards. The terms of the executive’s employment are thereafter based on sustained good performance rather than contractual terms, and the Company’s policies, such as the severance and change-in-control policy, will apply as warranted.

Christopher Gleeson

We entered into an executive consulting agreement with Mr. Gleeson, effective October 12, 2010 for his services as Interim Chief Executive Officer during the period from August 12, 2010 through May 2011. Pursuant to the consulting agreement, Mr. Gleeson was provided a restricted stock grant of 109,375 shares and a temporary housing benefit not to exceed $5,000 per month through July 30, 2011. Mr. Gleeson restricted stock grant is fully vested as of May 1, 2011. Mr. Gleeson did not receive any additional compensation for his service as principal financial officer from January 1, 2011 to April 4, 2011.

Hany Massarany

On April 5, 2011, we entered into an executive employment agreement with Hany Massarany, pursuant to which Mr. Massarany was appointed as our President and Chief Executive Officer, effective May 1, 2011. Mr. Massarany served as a consultant from April 5, 2011 to May 1, 2011. In addition, effective May 1, 2011, our Board appointed Mr. Massarany as a director. Mr. Massarany was designated as a Class II Director and is currently nominated for re-election at our 2012 Annual Meeting of Stockholders.

Pursuant to the terms of the employment agreement, Mr. Massarany’s initial annual salary is $450,000, less applicable withholdings, and his target bonus is equal to 75% of base salary in 2011 as prorated for time employed in 2011 and 100% of base salary in subsequent years. In addition, under the Bonus Plan, Mr. Massarany may earn up to 150% of his target bonus based on achievement of certain milestones and objectives established by the Compensation Committee. For 2011, Mr. Massarany was guaranteed a minimum bonus equal to 50% of his prorated target bonus amount.

In connection with entering into the employment agreement, Mr. Massarany was awarded 275,000 stock options at an exercise price equal to the fair market value on the date of the grant and 176,739 restricted shares of common stock, in each case, pursuant to the terms of the 2010 Plan. The options will vest over four years, with 25% of the options vesting on April 5, 2012, and 75% of the options vesting in equal monthly installments thereafter, subject to acceleration upon a change of control of the Company. The shares of restricted stock will vest over four years, with the shares vesting in equal quarterly installments beginning on July 5, 2011, subject to acceleration upon a change of control of the Company. In the event of a change of control transaction in which our stockholders receive cash consideration, Mr. Massarany’s options shall be exchanged for (i) a cash payment equal to the number of shares subject to the options multiplied by (ii) the excess of the fair market value of each share over the exercise price.

We also reimbursed Mr. Massarany for certain expenses, including relocation expenses which included a temporary housing allowance of up to $5,000 per month that was paid through August 31, 2011.

Subject to the following paragraph, in the event Mr. Massarany is terminated without cause (as defined below) or Mr. Massarany terminates his employment for good reason (as defined below), Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to his base salary at the time of termination, plus the last annual bonus paid to Mr. Massarany, (iii) immediate acceleration of the vesting of his outstanding options and shares of restricted stock, and (iv) during the one year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated without cause or Mr. Massarany terminates his employment for good reason within six month preceding or 24 months following a change in control (as defined in the 2010 Plan), in lieu of the benefits described above, Mr. Massarany will be entitled to receive (i) any accrued benefits during his time of service, (ii) a severance payment equal to the product of two multiplied by (a) his base salary at the time of termination, plus (b) the last annual bonus paid to Mr. Massarany,

(iii) immediate acceleration of the vesting of his outstanding options and shares of restricted stock, and (iv) during the two year period following his termination of employment, reimbursement for any payments made to continue his healthcare coverage, subject to certain limitations.

In the event Mr. Massarany’s employment is terminated for cause, except with respect to any obligations which accrued during his time of service, all other obligations under the employment agreement will automatically become terminated. In addition, in the event of Mr. Massarany’s death or disability, he will become entitled to receive (i) any accrued benefits during his time of service, (ii) a prorated portion of his annual bonus payable in accordance with the Bonus Plan, and (iii) immediate acceleration of the vesting of his outstanding options and shares of restricted stock.

For the purposes of Mr. Massarany’s employment agreement “cause” means:

•

any act or omission that constitutes a material breach by Mr. Massarany of any of his material obligations under the agreement or the Employee Innovations and Proprietary Rights Agreement, after a written demand for substantial performance is delivered to Mr. Massarany by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has materially breached his obligations under the agreement and Mr. Massarany’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;

•	Mr. Massarany’s conviction of, or plea of nolo contendere to, any felony;

•

Mr. Massarany’s ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to him by the Board that specifically identifies the manner in which the Board believes that Mr. Massarany has refused to follow its instructions and Mr. Massarany’s failure to cure such refusal not later than 30 days following his receipt of such notice; or

•

any acts or omissions constituting willful misconduct by Mr. Massarany (including any violation of federal securities laws) which is materially and demonstrably injurious to the financial condition or business reputation of the Company and its subsidiaries, taken as a whole.

For the purposes of Mr. Massarany’s employment agreement “good reason” means termination of Mr. Massarany’s employment because of the occurrence of any of the following events, without Mr. Massarany’s prior written consent:

•

a material breach of Mr. Massarany’s employment agreement by the Company (including but not limited to a removal of Mr. Massarany from the office of Chief Executive Officer for a reason other than cause or his disability);

•	Mr. Massarany’s failure to be elected or reelected to the Company’s Board;

•	a material diminution in Mr. Massarany’s then authority, duties or responsibilities;

•	a reduction by the Company in Mr. Massarany’s base salary or target bon us amount; or

•	relocation of Mr. Massarany’s base office to an office that is more than 30 highway miles from Mr. Massarany’s base office prior to such relocation.

Paul Ross

On March 11, 2011, the Company entered into an employment offer letter with Paul Ross, pursuant to which Mr. Ross was appointed our Chief Financial Officer, effective April 4, 2011.

Pursuant to the terms of the offer letter, Mr. Ross earned a base salary initially set at $240,000 per year subject to our standard payroll practices and procedures. In addition, Mr. Ross was eligible to earn a performance-based bonus of up to 50% of his base salary under our annual incentive bonus program. In the event Mr. Ross’ employment was terminated by us for any reason other than cause, Mr. Ross was entitled to receive six months base salary plus bonus consideration.

In connection with his appointment, Mr. Ross received an initial grant of 52,500 options to purchase shares of our common stock and an initial grant of 33,741 shares of restricted common stock. The options will vest over four years, with 25% of the options vesting on April 4, 2012, and 75% of the options vesting in equal monthly installments thereafter, subject to acceleration upon a change of control. The shares of restricted stock will vest over four years, with 25% of the shares vesting on April 4, 2012 and 25% of the shares vesting in equal quarterly installments thereafter, subject to acceleration upon a change of control.

The Company expects to enter into a separation agreement with Mr. Ross in connection with his departure from the Company effective as of April 27, 2011.

Tax and Accounting Considerations

To the extent possible, we attempt to provide compensation that is structured to maximize favorable accounting, tax and similar benefits for the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to any one named executive officer. Qualifying performance-based compensation will not be subject to this deduction limit if certain requirements are met. The Compensation Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. A portion of our annual cash incentive awards is determined based upon the achievement of certain predetermined financial performance goals of ours in order to permit us to deduct such amounts pursuant to Section 162(m). In addition, our equity incentive plans contain limits on the number of equity awards that can be granted to any one individual in any year for purposes of Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our stockholders. As a result, the Compensation Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our stockholders.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered by our “named executive officers” for the fiscal years ended December 31, 2011, 2010 and 2009. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary($)	Bonus ($)(1)(2)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(10)	Total
Christopher Gleeson(4)	2011	—	—	—	—	—	18,344	18,344
Chairman of the Board and Former Interim CEO	2010 2009	— —	— —	487,813 —	— —	— —	18,344 —	506,157 —

Hany Massarany(5)	2011	335,769	215,330	698,119	697,622	—	81,466	2,028,306
President and Chief Executive Officer	2010 2009	— —	— —	— —	— —	— —	— —	— —

Paul Ross(6)	2011	180,000	61,703	133,277	133,182	—	—	508,162
Former Chief Financial Officer	2010 2009	— —	— —	— —	— —	— —	— —	— —

Jon Faiz Kayyem, Ph.D.(7)	2011	230,000	99,188	47,080	—	—	37,200	413,467
Founder and Chief Scientific Officer	2010 2009	251,923 69,231	77,360 —	— —	— 936,547	— —	15,500 —	344,783 —

Jeffrey Hawkins(8)	2011	210,000	90,563	95,872	—	—	—	396,434
Sr. Vice President, Marketing and Business Development	2010 2009	190,000 —	33,725 —	40,987 —	108,606 —	— —	70,000 —	443,318 —

Jennifer Williams(9)	2011	225,000	97,031	102,292	—	—	—	424,323
Sr. Vice President, Global Operations & Human Resources	2010 2009	126,923 —	42,600 —	272,791 —	84,630 —	— —	100,000 —	626,944 —

(1)	Annual bonuses for services rendered in 2010 were granted in the form of restricted stock granted in 2011. Annual bonuses for services rendered in 2012 were granted in the form of cash and/or stock. The grant date valuation was equal to the amount of the 2010 annual bonus. The 2011 bonus included the grant date valuation of the award and any cash paid.

(2)	Represents the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information, see Note 4 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 21, 2012.

(3)	Excludes restricted stock grants to named executive officers granted in lieu of 2010 annual bonuses which are reflected in the Bonus column.

(4)	Mr. Gleeson was appointed our Interim Chief Executive Officer and principal executive officer in August 2010, a position he held until May of 2011. Mr. Gleeson was not an executive officer of the Company during fiscal 2009, as such only compensation information for 2010 and 2011 is presented. Prior to that time, Dr. Kayyem served as our Chief Executive Officer and principal executive officer.

(5)	Mr. Massarany joined the Company as Chief Executive Officer in May 2011, accordingly only information for 2011 is presented.

(6)	Mr. Ross joined the Company as Chief Financial Officer on April 4, 2011, accordingly only information for 2011 is presented. Mr. Ross resigned from the position of Chief Financial Officer effective April 22, 2012 and was succeeded by Mr. Slansky effective April 23, 2012.

(7)	Dr. Kayyem served as our Chief Executive Officer and principal executive officer of the Company from May 2010 until August 2010. On August 9, 2010, Dr. Kayyem was appointed as the Company’s Chief Scientific Officer, a position he currently holds.

(8)	Mr. Hawkins joined the Company as Senior Vice President, Marketing and Business Development in November 2010, accordingly only information for 2010 and 2011 is presented.

(9)	Ms. Williams joined the Company as Senior Vice President, Global Operations in November 2010, accordingly only information for 2010 and 2011 is presented.

(10)	Other compensation consisted of a housing assistance for Mr. Gleeson, Mr. Massarany and Dr. Kayyem and a relocation allowance for Mr. Massarany, Mr. Hawkins and Ms. Williams.

Grant of Plan-Based Awards

The following table sets forth information regarding grants of stock and option awards made to our named executive officers during the fiscal year ended December 31, 2011.

Name (1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3)
Hany Massarany	4/5/11	—		275,000	$3.95	$698,101
Hany Massarany	4/5/11	176,739		—	$—	$698,119
Paul Ross	4/5/11	33,741		—	$—	$133,277
Paul Ross	4/5/11	—		52,500	$3.95	$133,182
Jon Faiz Kayyem	3/1/11	11,000	(2)	—	$—	$47,080
Jon Faiz Kayyem	4/5/11	19,585		—	$—	$77,361
Jeffrey Hawkins	3/1/11	22,400	(2)	—	$—	$95,872
Jeffrey Hawkins	4/5/11	8,538		—	$—	$33,725
Jennifer Williams	3/1/11	23,900	(2)	—	$—	$102,292
Jennifer Williams	4/5/11	10,785		—	$—	$42,601

(1)	Mr. Massarany and Mr. Ross were granted awards of restricted stock and options to purchase shares of our common stock in connection with their appointment as Chief Executive Officer and Chief Financial Officer, respectively, in 2011.

(2)	Dr. Kayyem, Mr. Hawkins and Ms. Williams were granted an award of restricted stock in connection with their annual compensation increases on March 1, 2011. They were also granted an award of restricted stock in lieu of a bonus for 2010 on April 5, 2011.

(3)	Amounts represent the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information, see Note 4 in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 21, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2011.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of shares or units that have not Vested		Market Value of shares or units that have not Vested (9)
Christopher Gleeson	9/25/09	16,721	8,359	$6.93	9/25/19	(1)	—		—
	12/23/09	4,821	—	$6.49	12/23/19	(2)	—		—
	12/23/09	15,153	9,927	$6.49	12/23/19	(3)	—		—
	5/28/10	24,050	—	$6.00	5/28/20	(4)	—		—
Hany Massarany	4/5/11	—	275,000	$3.95	4/5/21	(3)	154,647	(5)	$637,146
Paul Ross	4/5/11	—	52,500	$3.95	4/5/21	(3)	33,741	(7)	$139,013
Jon Faiz Kayyem, Ph.D.	12/23/09	126,010	82,558	$6.49	12/23/19	(3)	—		—
	3/1/11	—	—	—	—		11,000	(7)	$45,320
Jeffrey Hawkins	12/23/09	21,306	21,306	$6.49	12/23/19	(3)	9,444	(8)	$38,626
	5/28/10	7,292	9,375	$6.00	5/28/20	(6)	—		—
	5/28/10	5,177	6,656	$6.00	5/28/20	(6)	—		—
	11/3/10	—	—	—	—		6,886	(8)	$27,423
	3/1/11	—	—	—	—		22,400	(7)	$92,288
Jennifer Williams	5/28/10	6,598	10,069	$6.00	5/28/20	(3)	—		—
	5/28/10	21,507	32,826	$6.00	5/28/20	(3)	—		—
	11/3/10	—	—	—	—		14,219	(8)	$58,582
	3/1/11	—	—	—	—		23,900	(7)	$98,468

(1)	Options vest one third annually on the anniversary of the grant date and have a term of ten years.

(2)	Options vest 100% on grant date with a term of ten years.

(3)	Options vest 25% on the one year anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter. All option grants have a term of ten years.

(4)	Options vest in 12 equal monthly installments with a term of ten years.

(5)	Restricted stock vests in 16 equal quarterly installments starting on the grant date.

(6)	Options vest 18.75% on December 7, 2010, with the remaining shares vesting in 39 equal monthly installments thereafter with a term of ten years.

(7)	Restricted stock vests 25% on the one year anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, contingent upon continued service to GenMark.

(8)	Restricted stock vests 25% on the one year anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter, contingent upon continued service to GenMark.

(9)	The market value was determined by multiplying the number of stock awards by the closing market price on December 31, 2011 of $4.12.

Option Exercises

2011 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Christopher Gleeson	—	$—	109,375	$539,766
Hany Massarany	—	$—	22,092	$114,768
Paul Ross	—	$—	—	—
Jon Faiz Kayyem	—	$—	19,585	$112,026
Jeffrey Hawkins	—	$—	11,096	$60.737
Jennifer Williams	—	$—	16,066	$86,260

(1)	The value realized on vesting is determined by number of shares times the closing price of our common stock on NASDAQ on the vesting date.

Potential Payments upon Termination or Change of Control

Name	Value if Involuntarily Terminated Without Cause	Value if Voluntarily Terminated by Executive for Good Reason	Value if Terminated Due to Death or Disability	Value if Involuntarily Terminated following a Change in Control

Christopher Gleeson	—	—	—	—

Hany Massarany(1)	$1,181,106	$1,181,106	$887,856	$1,643,106

Paul Ross(1)	$120,000	—	—	$267,938

Jon Faiz Kayyem, Ph.D.(2)	—	—	—	$45,320

Jeffrey Hawkins(2)	—	—	—	$120,658

Jennifer Williams(2)	—	—	—	$157,050

(1)

The amount of potential payments upon termination of change in control for Mr. Massarany and Mr. Ross is determined in accordance with the terms of the employment agreements for included in the Executive Compensation section of this proxy statement.

(2)

Represents the value of accelerated vesting of restricted stock awards and options in accordance with the 2010 Equity Incentive Plan. All grants awarded to named executive officers contain provisions for acceleration of vesting upon a Change of Control event.

DIRECTOR COMPENSATION

Non-employee directors receive fees from the Company for their services as members of the Board and the Audit Committee of the Board. We pay our non-employee directors retainers for their service on the Board. The following table sets forth the non-employee director compensation plans for 2011.

Position	Annual Retainer
Board	$60,000
Chairperson of the Board	$40,000
Chairperson of Audit Committee	$15,000

No compensation is paid to any director who is also an employee of the Company. The tables below set forth the compensation (cash and equity) received by our non-employee directors in 2011. Fees are prorated based on length of service for independent directors serving a portion of the year. The Board has discretion to allocate the percent of the fees payable in cash and the percent of the fees payable in options to purchase shares of our common stock or restricted stock awards. Compensation differs between directors which is largely dependent on the director’s responsibilities on Committees of the Board. Option awards have an exercise price per share determined at the fair market value on the date of grant with such awards vesting over one year in equal monthly installments commensurate with the period of Board service. Restricted awards vest over one year in equal quarterly installments. Any cash fees will be payable quarterly within thirty days of the beginning of each quarter. Each director is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committee on which he serves.

Upon joining the Board, non-employee directors also received an initial grant of options or restricted stock awards. These option awards have an exercise price per share determined at the fair market value on the date of grant with such awards vesting over four years, with 25% of options vesting one year from the date of the grant, and 75% of options vesting in equal monthly installments over the subsequent 36-month period. Restricted stock awards have no cost to acquire and vest over four years, with 25% of the shares vesting one year from the date of the grant, and the remaining 75% of the shares vesting in equal quarterly installments over the subsequent 36-month period.

Director Summary Compensation Table

The following table summarizes director compensation during the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Totals ($)
Christopher Gleeson(2)	25,000	—	—	25,000
Daryl Faulkner(3)	15,000	—	—	15,000
James Fox, Ph.D.(4)	—	—	—	—
Kevin C. O’Boyle(5)	18,750	—	—	18,750

(1)	Mr. Gleeson was awarded 17,900 options, Mr. Falkner was awarded 10,741 options and Mr. O’Boyle was awarded 13,426 options in January 2012 as a portion of their compensation for 2011.

(2)

Mr. Gleeson served as a Non-Executive director from May to December 2011. As of December 31, 2011, Christopher Gleeson held 79,031 options to purchase shares of our common stock and 109,375 shares of restricted common stock which was fully vested.

(3)	As of December 31, 2011, Mr. Faulkner held 45,315 options to purchase shares of our common stock and no shares of restricted stock.

(4)	As of December 31, 2011, Dr. Fox held no options to purchase shares of common stock and 51,954 shares of restricted stock, 28,209 shares of which were unvested.

(5)	As of December 31, 2011, Mr. O’Boyle held 43,050 options to purchase shares of our common stock and no shares of restricted stock.

During fiscal 2011, there were no awards of restricted stock or options made to our non-employee directors.

Potential Payments upon Termination or Change of Control

In accordance with provisions of our 2010 Equity Incentive Plan, or the Plan, upon a Change of Control event, all outstanding awards held by our non-employee directors may become immediately exercisable and vested in full, unless they are assumed or otherwise substituted for as outlined in the Plan.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or the annual meeting proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

James Fox, Ph.D. (Chair)

Daryl Faulkner

Kevin C. O’Boyle

The preceding “Report of the Compensation Committee” shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2011, the Compensation Committee consisted of James Fox, Ph.D. (Chair), Daryl Faulkner and Kevin C. O’Boyle. All of the members of the Compensation Committee are non-employee directors. No members of the Compensation Committee have a relationship that would constitute an interlocking relationship as defined by SEC rules.

REPORT OF THE AUDIT COMMITTEE

As of December 31, 2011, the Audit Committee consisted of Kevin C. O’Boyle (Chair), James Fox, Ph.D. and Daryl Faulkner. Under the guidance of a written charter adopted by the Company’s Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent registered public accounting firm. The Audit Committee consists of three members, each of whom meets the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting. The Audit Committee appointed Deloitte & Touche LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the 2012 year.

The Audit Committee is kept apprised of the progress of the documentation, testing and evaluation of the Company’s system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the Committee receives periodic updates provided by management and Deloitte & Touche LLP at each regularly scheduled Audit Committee meeting. The Committee also holds regular private sessions with Deloitte & Touche LLP to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Committee with and the Committee reviews a report on the effectiveness of the Company’s internal control over financial reporting, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K.

The Audit Committee pre-approves all services to be provided by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to Deloitte & Touche LLP for services in fiscal years 2011 and 2010.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2011 with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm its independence, and concluded that the non-audit services performed by Deloitte & Touche LLP are compatible with maintaining its independence;

•

based on the foregoing reviews and discussions, recommended to the Company’ Board that the audited financial statements be included in the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee met six times in 2011. This report for 2011 is provided by the members of the Audit Committee of the Board.

THE AUDIT COMMITTEE

Kevin C. O’Boyle (Chair)

James Fox, Ph.D.

Daryl Faulkner

The preceding “Report of the Audit Committee” shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act except to the extent the Company specifically incorporates it by reference into such filing.

Principal Accountant Fees and Services

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and is asking the stockholders to ratify this appointment.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company’s stockholders.

The following table presents the fees for professional audit services rendered by Deloitte & Touche LLP for fiscal years 2011 and 2010, and fees billed for other services rendered by Deloitte & Touche LLP and Deloitte Tax LLP for fiscal years 2011 and 2010.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees (1)	$789,877	$903,195
Tax Fees (2)	386,910	126,406

Total	$1,176,787	$1,029,601

(1)

Audit Fees represent fees and out-of-pocket expenses whether or not yet invoiced for professional services provided in connection with the audit of the Company’s financial statements and Sarbanes-Oxley Act compliance, review of the Company’s quarterly financial statements, review of registration statements on Forms S-1 and S-3, and audit services provided in connection with other regulatory filings.

(2)	Tax Fees consist of fees for professional services performed by Deloitte Tax LLP with respect to tax compliance, tax advice and tax planning.

All fees paid to Deloitte & Touche LLP and Deloitte Tax LLP for 2011 and 2010 were pre-approved by the Audit Committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of two Class II directors to serve for a three-year term until the annual meeting of stockholders in 2015 and until their successors are elected and qualified. The Board has unanimously nominated Kevin C. O’Boyle and Hany Massarany for election to the Board as Class II directors. The nominees have indicated that they are willing and able to serve as directors. If Kevin C. O’Boyle or Hany Massarany becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for no more than two nominees at the Annual Meeting. The Class II directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board recommends a vote “FOR” the election of each of Kevin C. O’Boyle and Hany Massarany as Class II directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of each of Kevin C. O’Boyle and Hany Massarany.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Board of Directors is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers.

The Say on Pay vote is advisory, and therefore not binding on the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee and the Board will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.

The following highlights key aspects of executive compensation with respect to our named executive officers in fiscal year 2011:

1.

Our compensation programs focused on incentive based compensation rather than base salary compensation which when compared to other companies in the medical devices and diagnostic industries was at or below the 25th percentile.

2.	Accordingly, a significant percentage of total compensation for our named executive officers was variable and tied to achievement of corporate performance targets. A substantial portion of the annual performance bonus paid to our named executive officers was based on the achievement of company goals and objectives, which included revenue and gross margin targets, XT-8 instrument and analyzer placement targets and new product development targets.

3.	The Company granted long-term equity awards that distinctly align the interests of our executives with those of our stockholders; and

4.	Our compensation programs were reviewed by the Compensation Committee and determined not to create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

Recommendation

The Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that GenMark Diagnostics, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

The Board recommends a vote “FOR” the above proposal.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “ Street-Name Stockholder ”) and share a single address, if applicable, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report to Stockholders may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (760) 448-4300 or by mail at 5964 La Place Court, Carlsbad, CA 92008. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

By Order of the Board of Directors

Christopher Gleeson

Chairman of the Board

Carlsbad, California

April 25, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

GENMARK DIAGNOSTICS, INC.

June 6, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=40030

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20230300000000000000 4

060612

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect Kevin C. O’Boyle and Hany Massarany as Class II directors for a term of three years

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Kevin C. O’Boyle

Hany Massarany

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

FOR

AGAINST

ABSTAIN

3. To approve, on an advisory basis, the compensation of the named executive officers.

NOTE: The Board recommends that you vote FOR proposals 1, 2 and 3. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS

1, 2 AND 3. This proxy may be revoked by the undersigned at any time prior to the time it is voted by any of the means described in the accompanying proxy statement. As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

GENMARK DIAGNOSTICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard B. Slansky and Matthew R. Cohen as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of GenMark Diagnostics, Inc. held of record by the undersigned on April 18, 2012, at the Annual Meeting of Stockholders to be held at the corporate officers located at 5964 LaPlace Court, Carlsbad, CA 92008 on June 6, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475